Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FIRST QUARTER 2013 RESULTS AND INCREASES ITS QUARTERLY DIVIDEND TO $0.66

Purchase, New York, April 24, 2013 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the first quarter ended March 31, 2013.

Highlights:

•                  TAL reported Adjusted pre-tax income of $1.63 per fully diluted common share for the first quarter of 2013, an increase of 14% from the first quarter of 2012.

•                  TAL reported leasing revenues of $137.2 million for the first quarter of 2013, an increase of 11.4% from the first quarter of 2012.

•                  TAL has continued to invest aggressively in its business, and has purchased $350 million in new and sale leaseback containers for delivery in 2013.

•                  TAL announced a $0.02 increase in its quarterly dividend to $0.66 per share payable on June 25, 2013 to shareholders of record as of June 4, 2013.

Financial Results

The following table depicts TAL’s selected key financial information for the quarters ended March 31, 2013 and 2012 (dollars in millions, except per share data):

	Three Months Ended March 31,
	2013	2012	% Change
Adjusted pre-tax income(1)	$54.7	$48.0	14.0%
Adjusted pre-tax income(1) per share	$1.63	$1.43	14.0%
Leasing revenues	$137.2	$123.2	11.4%
Adjusted EBITDA(1)	$141.9	$128.4	10.5%
Adjusted net income(1)	$35.5	$31.0	14.5%
Adjusted net income(1) per share	$1.05	$0.92	14.1%
Net income	$37.5	$32.9	14.0%
Net income per share	$1.12	$0.98	14.3%

Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Effective October 1, 2012, TAL increased the estimated residual values used in its equipment depreciation calculations.  The increase in estimated residual values resulted in a decrease in depreciation expense of $4.9 million compared to what it would have been using the prior residual value estimates.

TAL also changed its estimated depreciation start date. Prior to this year TAL started depreciating new containers on the earlier of the date a container went on-hire or January 1st of the year following the year of purchase. TAL now starts depreciating new containers based solely on the on-hire date. TAL recognized approximately $1.6 million in depreciation expense in the first quarter of 2012 on new containers not yet on-hire, and in the first quarter of 2013 there was no depreciation expense for new units not yet on-hire.

Operating Performance

“TAL’s results in the first quarter of 2013 provide a solid start to what we expect will be another year of strong operating and financial performance,” commented Brian M. Sondey, President and CEO of TAL International. “In the first quarter, we achieved strong top and bottom line growth.  Our leasing revenue increased 11% from the first quarter of 2012 due to the ongoing growth in our container fleet. Our Adjusted pre-tax income increased 14%, and our fleet utilization remained exceptionally strong, averaging 97.7% for the quarter.”

“Our first quarter Adjusted pre-tax income of $54.7 million represents a new record level of performance for TAL. This is unusual given that the first quarter is typically the slow season for our dry container product line and our weakest quarter of the year. This year, our first quarter results benefitted from a $2.5 million gain on the sale of containers resulting from one of our customers declaring an unusually large number of containers lost. We also benefited from slower growth of our depreciation expense due to the change to the estimated residual values used in our depreciation expense calculations that we implemented in the fourth quarter of 2012.”

“Our strong financial performance so far in 2013 continues to be supported by a tight global supply / demand balance for containers. Our utilization finished 2012 at a high level, supported by moderate trade growth and limited production of new containers in 2012. Our utilization remained high throughout the winter slow season, and global containerized trade growth is expected to remain moderately positive in 2013. As of April 24, 2013, our utilization stood at 97.6%. Used container sale prices have been slowly moderating, but they remain very high historically and we continue to generate substantial gains on sale.  We are also off to a solid start with our investments this year, and have already purchased $350 million of new and sale-leaseback containers for delivery in 2013.”

Outlook

Mr. Sondey continued, “Looking forward, we generally expect favorable market conditions to continue, and we expect TAL’s operating and financial performance to remain at a high level. The environment for new leasing transactions may not be quite as attractive as it has been for the last few years, since an increased number of shipping lines have placed orders to purchase containers directly this year and since pricing on new leasing transactions is currently aggressive. Still, we expect leasing revenue to grow in the second quarter as new containers start to go on-hire in larger numbers, and we expect a decrease in our average effective interest rate to offset much of the pressure on our lease rates in the next several quarters. We do not expect to repeat the $2.5 million gain we recorded from lost containers in the first quarter, but still expect our Adjusted pre-tax income to hold steady or increase slightly from the first to the second quarter of 2013 as we benefit from seasonally increased leasing and disposal activity.”

Dividend

TAL’s Board of Directors has approved and declared a $0.66 per share quarterly cash dividend on its issued and outstanding common stock, payable on June 25, 2013 to shareholders of record at the close of business on June 4, 2013.  Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend again this quarter.  The increase reflects our continued strong performance, the growth in our recurring leasing revenues and our expectation that our market environment will remain generally favorable for the foreseeable future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, April 25, 2013 to discuss its first quarter results.  An archive of the Webcast will be available one hour after the live call through Friday, May 31, 2013. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,223,000 containers and related equipment representing approximately 2,000,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2013.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are outlined in the attached schedules.

Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $799,022 and $766,898	$3,342,173	$3,249,374
Net investment in finance leases, net of allowances of $823 and $897	117,240	121,933
Equipment held for sale	50,652	47,139
Revenue earning assets	3,510,065	3,418,446
Unrestricted cash and cash equivalents	58,854	65,843
Restricted cash	38,523	35,837
Accounts receivable, net of allowances of $676 and $692	77,773	71,363
Goodwill	71,898	71,898
Deferred financing costs	32,294	26,450
Other assets	9,318	9,453
Fair value of derivative instruments	3,382	1,904
Total assets	$3,802,107	$3,701,194
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$74,163	$111,176
Fair value of derivative instruments	35,396	34,633
Accounts payable and other accrued expenses	58,865	64,936
Net deferred income tax liability	290,134	270,459
Debt	2,711,602	2,604,015
Total liabilities	3,170,160	3,085,219
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 36,856,307 and 36,697,366 shares issued, respectively	37	37
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	495,413	493,456
Accumulated earnings	183,903	168,447
Accumulated other comprehensive (loss)	(9,871)	(8,430)
Total stockholders’ equity	631,947	615,975
Total liabilities and stockholders’ equity	$3,802,107	$3,701,194

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Leasing revenues:
Operating leases	$134,054	$119,481
Finance leases	3,098	3,698
Total leasing revenues	137,152	123,179
Equipment trading revenues	18,286	14,461
Management fee income	619	660
Other revenues	18	32
Total revenues	156,075	138,332
Operating expenses (income):
Equipment trading expenses	15,611	12,563
Direct operating expenses	5,962	5,581
Administrative expenses	11,904	11,106
Depreciation and amortization	49,317	45,205
(Reversal) provision for doubtful accounts	(82)	14
Net (gain) on sale of leasing equipment	(10,261)	(10,760)
Total operating expenses	72,451	63,709
Operating income	83,624	74,623
Other expenses:
Interest and debt expense	28,883	26,625
Net (gain) on interest rate swaps	(3,152)	(2,972)
Total other expenses	25,731	23,653
Income before income taxes	57,893	50,970
Income tax expense	20,373	18,043
Net income	$37,520	$32,927
Net income per common share—Basic	$1.12	$0.99
Net income per common share—Diluted	$1.12	$0.98
Cash dividends paid per common share	$0.64	$0.55
Weighted average number of common shares outstanding—Basic	33,469	33,192
Dilutive stock options and restricted stock	172	386
Weighted average number of common shares outstanding—Diluted	33,641	33,578

The following table sets forth TAL’s equipment fleet utilization(1) as of and for the quarter ended March 31, 2013:

Average and Ending Utilization for the Quarter Ended March 31, 2013
Average Utilization	Ending Utilization
97.7%	97.6%

(1)         Utilization is computed by dividing TAL’s total units on lease (in CEUs) by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of March 31, 2013 (in units, TEUs and cost equivalent units, or “CEUs”):

	March 31, 2013
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,024,044	20,132	1,044,176	1,649,916	36,074	1,685,990
Refrigerated	59,956	97	60,053	115,044	172	115,216
Special	55,181	1,654	56,835	98,807	2,794	101,601
Tank	6,607	—	6,607	6,607	—	6,607
Chassis	13,391	—	13,391	23,853	—	23,853
Equipment leasing fleet	1,159,179	21,883	1,181,062	1,894,227	39,040	1,933,267
Equipment trading fleet	42,057	—	42,057	66,500	—	66,500
Total	1,201,236	21,883	1,223,119	1,960,727	39,040	1,999,767
Percentage	98.2%	1.8%	100.0%	98.0%	2.0%	100.0%

	Equipment Fleet in CEUs
	Owned	Managed	Total
Total	2,428,725	35,269	2,463,994
Percentage	98.6%	1.4%	100.0%

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted pre-tax income” and “Adjusted net income” throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps. Adjusted net income is defined as net income further adjusted for the item discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three months ended March 31, 2013 and 2012.

We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three months ended March 31, 2013 and 2012.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended March 31,
	2013	2012
Net income	$37,520	$32,927
Add:
Depreciation and amortization	49,317	45,205
Interest and debt expense	28,883	26,625
Income tax expense	20,373	18,043
EBITDA	136,093	122,800
Add:
Net (gain) on interest rate swaps	(3,152)	(2,972)
Principal payments on finance lease	8,951	8,526
Adjusted EBITDA	$141,892	$128,354

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars and Shares in Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2013	2012
Income before income taxes	$57,893	$50,970
Add:
Net (gain) on interest rate swaps	(3,152)	(2,972)
Adjusted pre-tax income	$54,741	$47,998
Adjusted pre-tax income per fully diluted common share	$1.63	$1.43
Weighted average number of common shares outstanding—Diluted	33,641	33,578

	Three Months Ended March 31,
	2013	2012
Net income	$37,520	$32,927
Add:
Net (gain) on interest rate swaps, net of tax(a)	(2,043)	(1,920)
Adjusted net income(a)	$35,477	$31,007
Adjusted net income per fully diluted common share	$1.05	$0.92
Weighted average number of common shares outstanding—Diluted	33,641	33,578

(a)   The difference between Adjusted net income and reported net income in the first quarters of 2013 and 2012 was due to net gains on interest rate swaps. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates more closely matches the expected duration of TAL’s lease portfolio. TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported net income.